Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

POTBELLY CORPORATION

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FIRST. The name of the corporation is Potbelly Corporation (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1521 Concord Pike Suite 201, in the City of Wilmington, County of New Castle, Delaware 19803. The name of the registered agent of the Corporation at such address is Corporate Creations Network.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the Delaware General Corporation Law.

FOURTH. The total number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, and the par value of each of such shares is $0.01. The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the Board of Directors.

FIFTH. The Board of Directors of the Corporation is expressly authorized and empowered to make, adopt, alter, amend and rescind the bylaws of the Corporation.

SIXTH. The management of business and the conduct of the affairs of the Corporation shall be vested in the Corporation’s Board of Directors, except for any matters requiring the approval of the stockholders pursuant to the terms of this Certificate of Incorporation or the Delaware General Corporation Law. The number of directors of the Corporation shall be fixed from time to time in the manner set forth in the bylaws of the Corporation. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

EIGHTH. Each person who is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified and advanced expenses by the Corporation, in accordance with the bylaws of the Corporation, to the fullest extent authorized by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or any other applicable laws as presently or hereinafter in effect. The right to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers.

NINTH. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise against any liability incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law. Any repeal or modification of Articles SEVENTH, EIGHTH or NINTH shall be prospective only and shall not affect the rights of any person under Articles SEVENTH, EIGHTH or NINTH in effect at the time of the alleged occurrence of any act or omission to act giving rise to any alleged liability or indemnification.

TENTH. The provisions of Section 203 of the Delaware General Corporation Law shall not apply to this Corporation.

ELEVENTH. In the event that any provision of this Certificate of Incorporation (including any provision within a single Article, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.